Exhibit (d)(2)(ii)

NEUBERGER BERMAN INCOME FUNDS
MANAGEMENT AGREEMENT
SCHEDULE A
SERIES OF NEUBERGER BERMAN INCOME FUNDS

Neuberger Core Bond Fund

Neuberger Floating Rate Income Fund

Neuberger Municipal High Income Fund

Neuberger Municipal Impact Fund

Date:  February 28, 2026

NEUBERGER BERMAN INCOME FUNDS
MANAGEMENT AGREEMENT
SCHEDULE B
RATE OF COMPENSATION

Compensation pursuant to Paragraph 3 of the Management Agreement shall be calculated in accordance with the following schedules:

NEUBERGER CORE BOND FUND

0.180% of the first $2 billion of average daily net assets
0.150% of average daily net assets in excess of $2 billion

NEUBERGER FLOATING RATE INCOME FUND

0.400% of average daily net assets

NEUBERGER MUNICIPAL HIGH INCOME FUND

0.400% of the first $500 million of average daily net assets
0.375% of the next $500 million of average daily net assets
0.350% of the next $500 million of average daily net assets
0.325% of the next $500 million of average daily net assets
0.300% of average daily net assets in excess of $2 billion

NEUBERGER MUNICIPAL IMPACT FUND

0.250% of the first $500 million of average daily net assets

0.225% of the next $500 million of average daily net assets

0.200% of the next $500 million of average daily net assets

0.175% of the next $500 million of average daily net assets

0.150% of average daily net assets in excess of $2 billion

Date:  February 28, 2026